EX-99.12

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

November 23, 2009

Board of Trustees
The Advisors’ Inner Circle Fund II
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Board of Trustees
Aberdeen Funds
1735 Market Street
32nd Floor
Philadelphia, PA  19103

Re:
Agreement and Plan of Reorganization, dated as of August 28, 2009 (the “Agreement”), by and between The Advisors’ Inner Circle Fund II, a Massachusetts business trust (the “AIC Trust”), on behalf of its Aberdeen Emerging Markets Fund (the “Reorganizing Fund”), and Aberdeen Funds, a Delaware statutory trust (the “Aberdeen Trust”), on behalf of its Aberdeen Emerging Markets Institutional Fund (the “Surviving Fund”).

Ladies and Gentlemen:

You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of the Reorganizing Fund and the Surviving Fund (the “Reorganization”).  The Reorganization will involve the transfer of all of the assets of a Reorganizing Fund to the Surviving Fund, a newly created series of the Aberdeen Trust, and the assumption of the liabilities of the Reorganizing Fund by the Surviving Fund in exchange for shares of beneficial interest of the Surviving Fund.  These shares of the Surviving Fund will be distributed to the shareholders of the Reorganizing Fund, following which the Reorganizing Fund will be liquidated.  In the distribution, holders of shares of the Reorganizing Fund will receive shares of the Surviving Fund.1

1 In the Reorganization, shareholders of Institutional Class shares of the Reorganizing Fund will receive newly organized shares of the Institutional Class of the Surviving Fund.

Philadelphia    Washington    New York    Los Angeles    San Francisco    Miami    Pittsburgh    Princeton    Chicago    Minneapolis
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Boards of Trustees
November 23, 2009

In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Reorganizing Fund in connection with the recently held Special Meeting of Shareholders, (c) certain representations concerning the Reorganization made to us in letters from the AIC Trust and Aberdeen Trust dated November 20, 2009 (collectively, the “Representation Letters”), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion.  All terms used herein, unless otherwise defined, are used as defined in the Agreement.

For purposes of this opinion, we have assumed that the Reorganizing Fund on the  Closing Date of the Reorganization satisfy, and following the Reorganization, the Surviving Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

Based on the foregoing and provided the specified Reorganization is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Delaware, the Agreement and the Representation Letters, it is our opinion, with respect to the Reorganization that:

1.           The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Reorganizing Fund and the Surviving Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

2.           No gain or loss will be recognized by the Reorganizing Fund upon the transfer of all of its assets to the Surviving Fund in exchange solely for the Surviving Fund Shares and the assumption by the Surviving Fund of the Reorganizing Fund’s liabilities or upon the distribution of the Surviving Fund Shares to the Reorganizing Fund’s shareholders in exchange for their shares of the Reorganizing Fund.

3.           No gain or loss will be recognized by the Surviving Fund upon the receipt by it of all of the assets of the Reorganizing Fund in exchange solely for Surviving Fund Shares and the assumption by the Surviving Fund of the liabilities of the Reorganizing Fund.

4.           The adjusted tax basis of the assets of the Reorganizing Fund received by the Surviving Fund will be the same as the adjusted tax basis of such assets to the Reorganizing Fund immediately prior to the Reorganization.

5.           The holding period of the assets of the Reorganizing Fund received by the Surviving Fund will include the holding period of those assets in the hands of the Reorganizing Fund immediately prior to the Reorganization.

6.           No gain or loss will be recognized by the shareholders of the Reorganizing Fund upon the exchange of their Reorganizing Fund Shares for the Surviving Fund Shares

Boards of Trustees
November 23, 2009

(including fractional shares to which they may be entitled) and the assumption by the Surviving Fund of the liabilities of the Reorganizing Fund.

7.           The aggregate adjusted tax basis of the Surviving Fund Shares received by the shareholders of the Reorganizing Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the Reorganizing Fund Shares held by the Reorganizing Fund’s shareholders immediately prior to the Reorganization.

8.           The holding period of the Surviving Fund Shares received by the shareholders of the Reorganizing Fund (including fractional shares to which they may be entitled) will include the holding period of the Reorganizing Fund Shares surrendered in exchange therefore, provided that the Reorganizing Fund Shares were held as a capital asset on the Closing Date.

9.           The Surviving Fund will succeed to and take into account, as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the Treasury Regulations) the items of the Reorganizing Fund described in Section 381(c) of the Code subject to the conditions and limitations specified in Sections 381(b) and (c) of the Code and the regulations thereunder.

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on (i) the Reorganizing Fund or the Surviving Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any shareholder of the Reorganizing Fund that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court.  Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

Our opinion is conditioned upon the performance by the AIC Trust and Aberdeen Trust of their respective undertakings in the Agreement and the Representation Letters.

Boards of Trustees
November 23, 2009

This opinion is being rendered to Aberdeen Trust, on behalf of the Surviving Fund, and the AIC Trust, on behalf of the Reorganizing Fund, and may be relied upon only by the Aberdeen Trust, the AIC Trust, the Reorganizing Fund, the Surviving Fund and their respective shareholders.  We hereby consent to the use of this opinion as an exhibit to an amendment to the Aberdeen Trust's Registration Statement on Form N-14.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP